                                                                       Exhibit 5
                                                                [EXECUTION COPY]

                           PURCHASE AND SALE AGREEMENT
                                (Dowers to CPH2)

      PURCHASE AND SALE AGREEMENT dated as of December __, 2002, between Dale Dowers (the "Seller") and CPH2, LLC (the "Purchaser").

                                    RECITALS

      A. The Seller owns a membership interest in the Purchaser (the "Interest") representing an alleged indirect interest in shares of voting common stock (the "Stock") of Capital Pacific Holdings Inc. (the "Company").

      B. The Seller desires to sell to the Purchaser and the Purchaser desires to purchase from Seller the Interest.

      C. The parties have entered into a Stipulation of Settlement (the "Stipulation") relating to the proceeding (the "Proceeding") in the Superior Court of the State of California, County of Orange, Case No. 01CC06121. This Agreement is entered into pursuant to the Stipulation. Capitalized terms used but not defined herein shall have the meanings set forth in the Stipulation.

      D. Upon entry of the Notice Order, the Seller, California Housing Finance L.P. ("CHF") and Wilmington Trust Company, as escrow agent, will enter into an Escrow Agreement (the "Escrow Agreement"). Upon entry of the Notice Order, CHF will deposit $2,000,000 into escrow thereunder.

      E. The Purchaser, CHF and Makallon, LLC have entered into a Purchase and Sale Agreement dated the date hereof (the "CPH2 Sale Agreement", and together with the Escrow Agreement, the Conversion Agreement, the Stipulation and this Agreement, the "Transaction Agreements") under which the Purchaser has agreed to sell to CHF and Makallon, LLC and CHF and Makallon, LLC have agreed to purchase shares of Stock owned by the Purchaser.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, the parties hereby agree as follows:

      Section 1. Purchase and Sale, Releases and Legal Fees. Upon the terms and subject to the conditions of this Agreement, at the Closing: (a) the Seller shall (and hereby does) sell, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, free and clear of all liens, claims or encumbrances, the Interest; (b) the Seller shall release the Plaintiff's Released Persons (as provided in the Stipulation) (the "Releases");
(c) the Seller shall pay all legal fees and expenses of all counsel to Plaintiff relating to the Proceeding, including without limitation, Rosen & Associates (the "Legal Fees"), other than the $200,000 to be paid as
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provided in Section 2 below; and (d) the Purchaser shall pay the Payment Amount
(as defined below) payable as set forth in Section 2 below. The sale of the Interest contemplated by this Agreement will be effective as of the time of the payment of the Payment Amount as provided herein; provided, that the closing hereunder shall be deemed to be effective immediately after the closing under the CPH2 Sale Agreement.

      Section 2. Payment Amount. The aggregate amount payable for the purchase of the Interest, the Releases and for the Seller's obligation to pay the Legal Fees shall be an amount equal to $9,300,000 plus the Net Escrow Balance (the "Payment Amount"). The Payment Amount shall be payable as follows:

            (a) At the Closing, (i) the Purchaser shall pay (or cause to be paid) to Seller $9,300,000; and (ii) the Net Escrow Balance shall be paid by the Escrow Agent to the Seller and the Notice Costs shall be paid to the Company, as provided in the Escrow Agreement. The Seller agrees that payments as set forth in this Section 2(a) constitute full payment to the Seller of the Payment Amount.

            (b) In addition, at the Closing, CPH2 shall cause $200,000 to be paid to Seller's attorney, Rosen & Associates as provided in the Stipulation. The Seller agrees to pay all other Legal Fees.

            (c) The portion of the Payment Amount payable at the Closing to the Seller shall be paid to the Seller by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

                  Wire to:          Wells Fargo Bank
                                    Las Vegas, Nevada
                  ABA Routing No.:  321270742
                  Account No.:      6785233849
                  Account Name:     Dale Dowers and Robert C. Rosen

      Section 3. Deliveries by Purchaser. At the Closing, the Purchaser shall pay (or cause to be paid) the Payment Amount as provided in Section 2(a).

      Section 4. The Closing.

      (a) Time and Place of Closing. The closing of the sale of the Interest (the "Closing") will take place within 3 business days of the satisfaction (or waiver) of the conditions to Closing set forth below, but on or before the Expiration Date or at such other time as the parties may agree in writing (such date of the Closing being hereinafter referred to as the "Closing Date"). If the Stipulation is terminated in accordance with its terms, then this Agreement shall terminate and become null and void.

      (b) Conditions Precedent to the Obligations of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the fulfillment of each of the following conditions, unless waived by the Purchaser in writing, at or before the Closing:


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            (i) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

            (ii) Performance of Agreements. The Seller shall have performed and complied with all of its covenants and other obligations contained in this Agreement required to be performed or complied with at or before the Closing.

            (iii) Transfer of Interest. The Seller shall have duly transferred the Interest free and clear of all liens, claims, encumbrances or restrictions of any kind.

            (iv) Agreements. Purchaser shall have received the following, in each case fully signed and duly executed and delivered:

                  (A) the Escrow Agreement;

                  (B) the Conversion Agreement; and

                  (C) the CPH2 Sale Agreement.

            (v) CPH2 Sale Agreement. The conditions to closing in the CPH2 Sale Agreement shall have been satisfied and the closing thereunder shall have occurred.

            (vi) Escrow. The Escrow Fund shall, simultaneously with the payment under Section 2(a) hereof, be paid as provided in Section 2(b) hereof.

            (vii) Effective Date. The conditions to the Effective Date set forth in Section VI.9.1 of the Stipulation (other than the Closing hereunder and the closings under the CPH2 Sale Agreement and the Conversion Agreement) shall have occurred.

      (c) Conditions Precedent to the Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the fulfillment of each of the following conditions, unless waived by the Seller in writing, at or before the
Closing:

            (i) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

            (ii) Performance of Agreements. The Purchaser shall have performed and complied with all of its covenants and other obligations contained in this Agreement required to be performed or complied with at or before the Closing.

            (iii) Agreements. Seller shall have received the Escrow Agreement, fully signed and duly executed and delivered.

            (iv) Escrow. The Escrow Fund shall, simultaneously with the payment under Section 2(a)(i) hereof, be paid as provided in Section 2(a)(ii) hereof.


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            (v) Effective Date. The conditions to the Effective Date set forth in Section VI.9.1 of the Stipulation (other than the Closing hereunder and the closings under the CPH2 Sale Agreement and the Conversion Agreement) shall have occurred.

      Section 5. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

            (a) Power. The Seller has the legal capacity, authority and power necessary to execute and deliver this Agreement, and the other Transaction Agreements to which he is party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

            (b) Binding Effect. Each of the Transaction Agreements to which he is party has been duly executed and delivered by the Seller, and are legal, valid and binding obligations of the Seller enforceable against it in accordance with its terms.

            (c) Contravention. Neither the execution, delivery and performance of any Transaction Agreement to which he is party nor the consummation of the transactions contemplated hereby or thereby will (with or without notice or lapse of time or both) (a) violate any law, rule or regulation by which the Seller or any of its properties may be bound or affected, or
      (b) conflict with or result in a default under any material contract or other material agreement to which the Seller is a party or by which it or any of its properties may be bound or affected.

            (d) Approvals. Except for the Consent set forth on the signature pages hereto, no authorization, consent, order or approval of, notice to or registration or filing with, or any other action by any governmental authority or other person is required or advisable in connection with (i) the due execution and delivery by the Seller of this Agreement or any Transaction Agreement, or (ii) the performance by the Seller of his obligations under any Transaction Agreement.

            (e) Ownership. The Seller is the sole record and beneficial owner of the Interest and the Seller shall at Closing transfer to Purchaser the Interest free and clear of all liens, claims, encumbrances, voting trusts, voting agreements, options, rights of first refusal or restrictions of any nature whatsoever. The Interest is duly authorized, validly issued, fully paid and non-assessable. Other than the Interest, Seller does not now hold (and has not held since December 30, 1994) an interest of any kind, direct or indirect, in any capital stock of the Company.

            (f) No Further Interest. Effective on the Closing, Seller hereby confirms he has no further interest of any kind in the Purchaser, the Interest, the Stock or the Company.

            (g) Accredited Investor. The Seller is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act").


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            (h) Sophisticated Seller. The Seller is a sophisticated seller with respect to the Interest. The Seller has received such information concerning the business and financial condition of the Company and the Purchaser as the Seller deems necessary in order to make an informed decision to sell the Interest to the Purchaser. The Seller acknowledges that the Seller and the Seller's advisors, if any, have had the right to ask questions of and receive answers from the Company, the Purchaser and their officers, directors and members, and to obtain such information concerning the Company, the Purchaser and the Interest, as the Seller and the Seller's advisor(s), if any, deem necessary in connection with the sale of the Interest. In making the decision to sell the Interest, the Seller has relied solely on the information obtained by the Seller directly from the Company and the Purchaser as a result of any inquiries by the Seller or the Seller's advisor(s) and has independently, without reliance upon the Purchaser and based on such information as it deemed appropriate, made its own analysis and decision to sell the Interest to the Purchaser.

            (i) Non-receipt of Information. The Seller acknowledges and expressly agrees that: (a) the Purchaser may be an affiliate (as such term is defined in Rule 144(a)(1) promulgated under the Securities Act) of the Company; (b) the Purchaser possesses material information with respect to the Company and the Interest not known to the Seller (the "Purchaser Information"); (c) CHF (which is a shareholder in the Company and which will simultaneously be purchasing shares of the Company's voting common stock from the Purchaser pursuant to the CPH2 Sale Agreement) has expressed to members of the Company's management CHF's desire to maximize shareholder value and has discussed possible transactions to maximize or realize such value, which could include, for example (i) a sale of assets or shares of the Company to third parties which could be at a per share price in excess of the price being paid for the stock in the Company allegedly indirectly owned by the Seller, (ii) a purchase of the Company's shares in the public market or in private negotiated transactions, which could be at a per share price in excess of the price being paid for the stock in the Company allegedly indirectly owned by the Seller, (iii) an offering of common or preferred stock or other securities of the Company,
      (iv) a stock or cash dividend by the Company to shareholders of record as of a date later than the Effective Date, (v) financings of or acquisitions by the Company, or (vi) one or more other fundamental transactions which could materially affect the Company and the value of its securities; (d) the Seller has not requested the Purchaser to disclose the Purchaser Information to the Seller; (e) the Seller is willing to sell the Interest to the Purchaser without having the benefit of receiving such Purchaser Information; and (f) neither the Purchaser nor any other Plaintiff's Released Person (as defined in the Stipulation) shall have any liability to the Seller with respect to the non-disclosure of the Purchaser Information or any information regarding transactions involving the Company or securities of the Company that might occur either before or after the Effective Date. The Seller hereby fully, finally and forever releases the Purchaser and every other Plaintiff's Released Person from and against all claims or causes of action of every kind whatsoever, whether known or unknown, which he has or could assert by reason of the non-disclosure of any such Purchaser Information or any information regarding transactions involving the Company or securities of the Company


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      that might occur either before or after the Effective Date or based on any failure to disclose any information regarding any such transaction or any discussions which any Defendant may have had with any other Person regarding any such transaction, and the Seller expressly, knowingly, and voluntarily hereby waives and relinquishes to the fullest extent permitted by law any right or benefit which he has or may have under Section 1542 of the California Civil Code, or any similar law or rule of any other jurisdiction with respect to any such claims. Section 1542 provides:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      The Seller hereby covenants not to sue Purchaser or any other Plaintiff's Released Person or any of their directors, officers, employees, agents, partners, members or affiliates for any loss, damages or liability resulting from or relating to any such non-disclosure.

      Section 6. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

            (a) Power. The Purchaser has the authority to execute and deliver this Agreement and each other Transaction Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

            (b) Binding Effect. Each Transaction Agreement to which it is a party has been duly executed and delivered by the Purchaser, is the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

            (c) Contravention. Neither the execution, delivery and performance of any Transaction Agreement to which it is party nor the consummation of the transactions contemplated hereby or thereby will (with or without notice or lapse of time or both) (a) violate any law, rule or regulation by which the Purchaser or any of its properties may be bound or affected, or (b) conflict with or result in a default under any material contract or other material agreement to which the Purchaser is a party or by which it or any of its properties may be bound or affected.

            (d) Approvals. Except for the Consent set forth on the signature page hereto, no authorization, consent, order or approval of, notice to or registration or filing with, or any other action by any governmental authority or other Person is required or advisable in connection with (i) the due execution and delivery by the Purchaser of any Transaction Agreement, or (ii) the performance by the Purchaser of its obligations under the Transaction Agreements.

            (e) No Registration Under Securities Act. The Purchaser understands and acknowledges that the Interest has not been registered under the Securities Act or any


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      state securities laws. The Purchaser understands that the Interest cannot be sold unless it is subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

            (f) Investment Intent. The Purchaser is acquiring the Interest hereunder for investment, solely for the Purchaser's own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

            (g) Accredited Investor. The Purchaser is an accredited investor, as defined in Rule 501 promulgated under the Securities Act.

            (h) Sophisticated Purchaser. The Purchaser is a sophisticated purchaser with respect to the Interest. The Purchaser has received such information concerning the business and financial condition of the Company as the Purchaser deems necessary in order to make an informed decision to purchase the Interest from the Seller. The Purchaser acknowledges that the Purchaser and the Purchaser's advisors, if any, have had the right to ask questions of and receive answers from the Company and its officers and directors, and to obtain such information concerning the Company, as the Purchaser and the Purchaser's advisor(s), if any, deem necessary in connection with the purchase of the Interest. In making the decision to purchase the Interest, the Purchaser has relied solely on the information obtained by Purchaser directly from the Company as a result of any inquiries by the Purchaser or the Purchaser's advisor(s) and has independently, without reliance upon the Seller and based on such information as it deemed appropriate, made its own analysis and decision to purchase the Interest from the Seller.

            (i) Non-receipt of Information. The Purchaser acknowledges and expressly agrees that (a) the Seller may possess material information with respect to the Company not known to the Purchaser (the "Seller Information"), (b) the Purchaser has not requested the Seller to disclose the Seller Information to Purchaser, (c) the Purchaser is willing to purchase the Interest from the Seller without having the benefit of receiving Seller Information, and (d) the Seller shall have no liability or obligation to the Purchaser with respect to the non-disclosure of the Seller Information and the Purchaser hereby releases the Seller from any such liability waives all claims and causes of action of every kind whatsoever, known or unknown, now or hereafter existing based upon or relating to such non-disclosure and covenants not to sue Seller or any of his employees or agents for any loss, damages or liability resulting from or relating to such non-disclosure. The Purchaser hereby fully, finally and forever releases the Seller and every other Defendants' Released Person from and against all claims or causes of action of every kind whatsoever, whether known or unknown, which it has or could assert by reason of the non-disclosure of any such Seller Information or any information regarding transactions involving the Company or securities of the Company that might occur either before or after the Effective Date or based on any failure to disclose any information regarding any such transaction or any discussions which any Defendant may have had with any other Person regarding any such transaction, and the Purchaser expressly, knowingly, and voluntarily hereby waives and relinquishes to the fullest extent permitted by law any right


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      or benefit which he has or may have under Section 1542 of the California
      Civil Code, or any similar law or rule of any other jurisdiction with respect to any such claims. Section 1542 provides:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      The Purchaser hereby covenants not to sue Seller or any other Defendants' Released Person or any of their directors, officers, employees, agents, partners, members or affiliates for any loss, damages or liability resulting from or relating to any such non-disclosure.

      Section 7. Indemnification.

      (a) Indemnification by the Seller. The Seller will indemnify the Purchaser against and hold Purchaser harmless from any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses"), that the Purchaser may suffer arising out of or due to:

            (i) any inaccuracy or breach of any of the representations and warranties of the Seller contained in this Agreement or in any certificate delivered hereunder; or

            (ii) the nonfulfillment of any covenant, undertaking, agreement or other obligation of the Seller contained in this Agreement or in any certificate delivered hereunder.

      (b) Indemnification by the Purchaser. The Purchaser will indemnify the Seller against and hold the Seller harmless from any and all Losses that the Seller may suffer arising out of or due to:

            (i) any inaccuracy or breach of any of the representations and warranties of the Purchaser contained in this Agreement or in any certificate delivered hereunder;

            (ii) the nonfulfillment of any covenant, undertaking, agreement or other obligation of the Purchaser contained in this Agreement or in any certificate delivered hereunder.

      (c) Survival. This Section 7 shall survive any termination of this Agreement.

      Section 8. Amendment of the Purchaser LLC Agreement. Each of the Seller and the Purchaser agrees to amend the Limited Liability Company Agreement of the Purchaser prior to the Closing to provide that the Purchaser's books shall be closed as of the end of the Closing Date and following sale of the Stock by the Purchaser to CHF under the CPH2 Sale Agreement


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and that the Seller shall be specially allocated for both book and tax purposes any and all income or gain attributable to such sale.

      Section 9. Notices. All notices, requests, demands and other communications to any party or given under this Agreement (collectively, "Notices") will be in writing and delivered personally, by overnight courier or by registered mail to the parties at the following address or sent by telecopier, with confirmation received, to the telecopy number specified below (or at such other address or telecopy number as will be specified by a party by like notice given at least five calendar days prior thereto):

            (a) If to the Purchaser, at:

                  CPH2, LLC

                  c/o Wiley Rein & Fielding LLP
                  1776 K Street, N.W.
                  Washington, DC  20006-2304
                  Attn:  Brook Edinger

                  With a copy to:

                  Capital Pacific Holdings, Inc.
                  4100 MacArthur Boulevard
                  Newport Beach, California  92660
                  Attn:  Hadi Makarechian

            (b) If to the Seller, at:

                  Dale Dowers
                  4560 South Decatur
                  Suite 200
                  Las Vegas, Nevada 89103

                  With a copy to:

                  Rosen & Associates
                  555 South Flower Street
                  Suite 4600
                  Los Angeles, California 90071
                  Attn:  Robert C. Rosen, Esq.

All Notices will be deemed delivered when actually received. Each of the parties will hereafter notify the other in accordance with this Section 8(a) of any change of address or telecopy number to which notice is required to be mailed.


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      Section 10. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

      Section 11. Integration. This Agreement and the other Transaction Agreements contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

      Section 12. Interpretation. As used in this Agreement, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate. Unless otherwise expressly provided in this Agreement: (i) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement and (ii) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified. References in this Agreement to any law or regulation will refer to such laws and regulations as from time to time amended and to any laws or regulations successor thereto. Unless the context otherwise requires, the term "including" will mean "including, without limitation."

      Section 13. Descriptive Headings. The headings in this Agreement and in the schedules and exhibits hereto are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

      Section 14. Incorporation of Schedules and Exhibits. The schedules and exhibits hereto, if any, are incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full. References to "this Agreement" and the words "herein", "hereof" and words of similar import refer to this Agreement (including the schedules and exhibits, if any) as an entirety. In the event of any conflict between the provisions of this Agreement and any schedule or exhibit, the provisions of this Agreement will control.

      Section 15. Amendment of Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 16. Successors and Assigns. This Agreement will be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of all other parties hereto. Any assignment or attempted assignment in contravention of this Section 15 will be void ab initio and will not relieve the assigning party of any obligation under this Agreement

      Section 17. Extension; Waiver. At any time prior to the Closing, the parties hereto, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the parties hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of the parties.

      Section 18. No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

      Section 19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      Section 20. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state.

      Section 21. No Third-Party Rights. This Agreement is not intended, and will not be construed, to create any rights in any parties other than the Seller and the Purchaser.

      Section 22. Submission to Jurisdiction. Any lawsuit, action or proceeding with respect to this Agreement may only be brought in the courts of the State of California or of the United States of America for the Central District of California, and each of the Seller and the Purchaser hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of these courts. Each of the Seller and the Purchaser hereby irrevocably waives any objection, including, without limitation, any objection to venue based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any lawsuit, action or proceeding in those jurisdictions. Each party waives any right to a trial by jury in any lawsuit, action or proceeding to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered or to be delivered in connection with this Agreement and agrees that any lawsuit, action or proceeding will be tried before a court and not before a jury.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     Seller:



                                     /s/ Dale Dowers
                                    ---------------------------------------
                                    Dale Dowers



                                    Purchaser:

                                    CPH2, LLC




                                    By:/s/ Hadi Makarechian
                                    ---------------------------------------
                                         Name: Hadi Makarechian
                                         Title:   Presiding Member